Exhibit (d)(80)

Form of

Schedule A

Trusts and Portfolios Covered by the Sub-Research Agreement, dated as of July 1, 2003, between

Fidelity Management & Research Company

and

Fidelity International Investment Advisors

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Variable Insurance Products Fund IV	Emerging Markets Portfolio	Equity	__/__/__

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